Exhibit 10.24

AMENDMENT NO. 1 TO

STOCK OPTION AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT (this “Amendment”), dated as of the 1st day of March 2023 (the “Amendment Date”), is between High Roller Technologies, Inc., a Delaware corporation (the “Company”) and Idan Levy (“Levy”), chief executive officer of HR Entertainment Ltd, the Company’s principal operating subsidiary.

R E C I T A L S

A.            The Company entered into a Stock Option Agreement with Levy dated as of the 1st day of September 2022 (the “Agreement”) by which the Company granted to Levy options to purchase up to 440,000 shares of common stock of the Company. Of this number (i) options to purchase 220,000 shares of common stock were designated as “Time Vesting Options” and (ii) options to purchase 220,000 shares of common stock were designated as “Milestone Vesting Options” (collectively the “Options”). The Options were subject to the vesting provisions as set forth in Section 2 of the Agreement.

B.            In lieu of the Options, the Company believes that it is in the best interests of the Company and of its shareholders to issue to Levy 420,000 shares of Restricted Stock Units (“RSUs”), of which (i) 220,000 RSUs shall have the same vesting terms as those of the Time Vesting Options (the “Time Vesting RSUs”) and (ii) 220,000 RSUs shall have the adjusted vesting terms set forth below (the “Milestone Vesting RSUs”). Each RSU granted hereunder upon vesting, as more particularly described below, entitles Levy to receive one share of common stock of the Company (individually, a “Share” and collectively, the “Shares”).

C.            Subject to satisfaction of the conditions set forth in the Agreement and in this Amendment, Levy is willing to relinquish and accept the RSUs in lieu of the Options.

D.            Neither the Options nor the RSUs were or are being issued under any equity award plan, other than the resolutions of the Board of Directors of the Company.

 NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, agree as follows:

1.             RSUs. Subject to the vesting provisions of Section 2 below, the Company hereby grants to Levy (i) the Time Vesting RSUs and (ii) the Milestone Vesting RSUs. Levy acknowledges that the Options (i) have been canceled and terminated as a result of this Amendment, (ii) that they have been replaced by the RSUs herein granted and (iii) that the Options have no further operative effect or validity whatever.

2.             Vesting.

(a)           The Time Vesting RSUs will vest (i) on September 1, 2023 as to 55,000 Shares and thereafter (ii) shall vest in equal monthly amounts over the successive next thirty six (36) months following that date.

                (b)        The Milestone Vesting RSUs will vest as follows: (i) 73,333 shall vest upon Company’s generating net gaming revenue (“NGR”) of at least 35 million Euro for the fiscal year ended December 31, 2023 provided that if the Company has not obtained at least $5 million of additional capital from any combination of debt and equity by August 31, 2023 NGR for the fiscal year then ended shall be not less than 31 million Euro, (ii) 73,333 shall vest upon Company’s generating NGR of at least 91 million Euro for the fiscal year ended December 31, 2024 and (iii) 73,334 shall vest upon Company’s generating NGR of at least 150 million Euro for the fiscal year ended December 31, 2025. To the extent that an annual NGR milestone is not met in either the fiscal year ended December 31, 2023 or the fiscal year ended December 31, 2024, the Milestone Vesting RSUs shall nevertheless vest if the annual NGR milestones are met on a cumulative basis in any subsequent year or years. As used in this Amendment “net gaming revenue” means customer derived revenue from all online sites of the Company after customer wins, bonuses, promotions as determined by generally accepted accounting principles in the United States (U.S. GAAP). In the event of a Change of Control all of Levy’s outstanding and unvested RSUs shall be deemed to have vested immediately prior to the Change of Control transaction. “Change of Control” as used in this Amendment means a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

3.	Termination of Unvested RSUs.

                                If Levy’s full-time employment with, or other service to, the Company terminates for any reason or for no reason, then any unvested RSUs shall thereupon terminate, provided that if Levy’s employment is terminated within 90 days of a fiscal year end in which the full NGR milestone for that year is satisfied, Levy shall nevertheless be entitled to receive the Shares designated for vesting in that year.

4.	Lock Up Provisions.

(a)           Levy agrees that in connection with any registered initial public offering by the Company of its common stock (“IPO”), during the period beginning on and including the date of the underwriting agreement through and including the date that is 365 days after the date of the underwriting agreement for the IPO (the “Lock-Up Period”), Levy, or any affiliated party of Levy or any successor in interest to the RSUs or Shares, will not, without the prior written consent of the lead underwriter for the IPO and the Company, directly or indirectly:

(i)        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of RSUs or Shares, or

(ii)       enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of the RSUs or Shares, whether any transaction described in clause (i) or (ii) above is to be settled by delivery of RSUs, Shares, other securities, in cash or otherwise. Moreover, if:

(1)       during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or

(2)       prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the Lock-Up Period shall be extended and the restrictions imposed by this section shall continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless the lead underwriter for the IPO and the Company each waives, in writing, such extension.

(b)           Notwithstanding the provisions set forth in the immediately preceding paragraph, the undersigned may, without the prior written consent of the lead underwriter, transfer vested RSUs or Shares as a bona fide gift or gifts, or by will or intestacy, to any member of the immediate family (as defined below) of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned or members of the undersigned’s immediate family or to a charity or educational institution; provided, however, that it shall be a condition to the transfer that (A) the transferee executes and delivers to the lead underwriter of the IPO and the Company not later than one business day prior to such transfer, a written agreement, in substantially the form of this agreement and otherwise satisfactory in form and substance to the lead underwriter for the IPO and the Company, and (B) if Levy is required to file a report under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of the RSUs vested during the Lock-Up Period (as the same may be extended as described above), Levy shall include a statement in such report to the effect that such transfer or distribution is not a transfer for value and that such transfer is being made as a gift or by will or intestacy, as the case may be. For purposes of this paragraph, “immediate family” shall mean a spouse, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned.

5.             Release. By signing below, Levy, on behalf of himself or herself, his or her successors and assigns, hereby releases and forever discharges the Company and the present and former officers, directors, shareholders, employees, agents and attorneys of each of them from any and all actions, causes of action, damages, judgments, liabilities, obligations and claims whatsoever, in law or in equity, whether known or unknown, relating to, and covenants not to sue based on, any and all of the Company’s commitments made by the Company prior to the date hereof to issue to Levy RSUs or other equity incentives.

6.             No Transfer or Assignment. In addition to the Lock Up Provisions set forth in Section 4 hereof, no RSUs, prior to vesting, may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by (i) will and by the laws of descent and distribution and (ii) during the lifetime of Levy to the extent and in the manner authorized by the board of directors or appropriate committee, but only to the extent such transfers are made to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders, in all cases without payment for such transfers. Any purported sale, pledge, assignment, hypothecation, transfer, or disposition in contravention of this Section 6 shall be null and void ab initio.

7.	Representations and Warranties of Levy.

(a)           Levy understands that under the terms of this Amendment, he is not, at any time, entitled to receive or acquire any Shares or other securities of the Company, or any interest therein, excepting only the right to receive Shares of the Company upon the completion of vesting periods as set forth in this Amendment and then, only, in the vested portion of the Shares.

(b)           Levy understands and agrees that upon the vesting of RSU’s at the completion of each vesting period, the then Fair Market Value of the Shares associated with the vested RSUs may be subject to federal and state withholding taxes which shall be the responsibility of Levy, as more particularly described in paragraph 9. below. For purposes of this subparagraph (b) the term “Fair Market Value” shall mean the average trading price of the Shares as reported by the exchange on which the Shares are publicly traded on the date the Shares shall become vested.

8.             Adjustments. In the event of a recapitalization, reclassification, share dividend, share split, reverse share split or the like, then, the Board of Directors or the committee appointed by the Board of Directors shall make appropriate and proportionate adjustments in the number and type of RSUs that are credited to Levy.

9.             Payment of Withholding Taxes. If the Company becomes obligated to withhold an amount on account of any tax imposed as a result of the issuance of Shares, including, without limitation, any federal, state, local or other income tax, or any F.I.C.A., state disability insurance tax or other employment tax, and the Shares are either then registered under the Securities Act of 1933 or otherwise then exempt from registration so that they are freely tradeable upon issuance to Levy, then the Company may notify Levy of the amount of the withholding requirement and Levy shall thereafter have the right, on a timely basis, to either (1) tender cash to the Company in an amount equal to the withholding requirement, or (2) arrange to sell a sufficient number of shares to cover the tax obligation through a broker agreed to by the Company and Levy, with instructions to the broker to apply the proceeds from the sale to the Company sufficient to cover the withholding tax obligation. If the Shares on issuance to Levy are not then registered or exempt from registration, then Levy shall be obligated to tender cash to the Company or, if sufficient, incur a deduction to the employee compensation then due, to satisfy the withholding requirement. If the Shares are registered or exempt, then in lieu of deducting Shares, the Company may notify Levy of the amount of the withholding requirement and Levy shall thereafter have the right, on a timely basis, to either tender cash to the Company, or, if sufficient, incur a deduction to the employee compensation then due, to satisfy the withholding requirement, or any combination of the foregoing.

10.	Compliance with Laws and Regulations.

(a)           The Company will not be obligated to issue or deliver Shares pursuant to this Amendment or Agreement unless the issuance and delivery of such Shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)           The RSUs and Shares have not been registered under the Securities Act of 1933 as amended, nor under any state securities laws and are “restricted securities” within meaning of the federal securities laws. Furthermore no public market exists for securities of the Company and there is no assurance that a public market will ever exist. The following legend, or one substantially like it, will be imprinted on the certificates representing the Shares:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER FEDERAL OR STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR QUALIFIED OR UNLESS AN EXEMPTION EXISTS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED BY AN OPINION OF COUNSEL TO THE REGISTERED HOLDER (WHICH OPINION AND COUNSEL SHALL BOTH BE SATISFACTORY TO THE COMPANY).”

11.           Notices. All notices, requests, demands, waivers, consents, approvals or other communications pursuant to this Amendment and Agreement shall be in writing and delivered to the Company at its principal executive offices, Attention: Secretary, or to Levy at the residence address reflected in the records maintained by the Company.

12.           Construction. The board of directors or appropriate committee shall have exclusive authority to interpret and construe this Amendment and the Agreement, and its determinations with respect thereto shall be final and binding on the Company and on Levy.

13.           No Rights Conferred. Nothing contained in this Amendment shall confer upon Levy any right with respect to the continuation of his employment or other service with the Company or its subsidiaries or interfere in any way with the right of the Company and its subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of Levy’s employment or other service.

14.           Entire Agreement; Amendment. This Amendment and the Agreement set forth the entire understanding of the parties hereto with respect to the subject matter hereof and any ambiguity that may arise between the Amendment and the Agreement shall be interpreted in accord with the provisions of the Amendment. This Amendment may not be amended or supplemented except by a written instrument duly executed by each of the parties hereto; provided, however that the Company’s board of directors or appropriate committee may amend the terms of this Amendment at any time without the written consent of Levy provided that such amendment does not adversely affect the rights of Levy.

15.           Governing Law and Venue. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws. With respect to any dispute or disagreement between the parties arising out of or in connection with this Amendment, the parties shall make a good faith effort to resolve that dispute by discussions between them. If they are unable to resolve that dispute or disagreement within thirty (30) calendar days after one party has given the other notice of such dispute or disagreement, then the dispute or disagreement may, upon written demand of either party, be settled by binding arbitration before a single arbitrator, pursuant to the rules of the American Arbitration Association. Arbitration shall take place in New York City, New York and both parties consent to the in person jurisdiction of the federal courts of New York. An award of arbitration may be entered as a judgment in any court having jurisdiction in the matter, or application may be made to such court for acceptance of the award and for an order of enforcement as the case may require. Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the arbitrator’s fees and costs, subject to such a different award as the arbitrator may make.

IN WITNESS WHEREOF, the parties deem this Amendment to have been executed within the State of New York as of the day and year above written.

High Roller Technologies, Inc.

By:
Name:
Title

Idan Levy

[Address]